EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

CONTACT:
Fred Lash
Chief Financial Officer
908-766-5000
FOR IMMEDIATE RELEASE
Investors: Tiernan Cavanna/Lanie Marcus
Media: Sean Leous
Financial Dynamics
212-850-5600

HOOPER HOLMES, INC. APPOINTS DANIEL R. ROSS AS HEAD OF ITS DIVERSIFIED

BUSINESS UNIT

BASKING RIDGE, N.J., June 24, 2004 — Hooper Holmes, Inc. (AMEX: HH) today announced the appointment of Daniel R. Ross as Vice President and General Manager of its Diversified Business Unit (DBU), effective July 1, 2004. Mr. Ross succeeds Mr. Steve Kariotis who will become a DBU zone manager based in Akron, Ohio. Mr. Ross will be based in Basking Ridge, NJ, and will report directly to Mr. Jim McNamee, Hooper Holmes’ Chairman and Chief Executive Officer.

Mr. Ross co-founded and served as Chief Executive Officer of Allegiance Health Services from 1995 until it was acquired by Hooper Holmes in January 2004. He is a graduate of Harvard University (A.B. cum laude 1977) and the University of Virginia School of Law (J.D. 1982). A member of the Virginia and New York State bar associations, Mr. Ross practiced law at Cravath, Swaine & Moore in the early 1980s. He then spent thirteen years as an investment banker at Salomon Brothers before co-founding Allegiance Health Services in December 1995.

Mr. Jim McNamee commented, “In his new role, Mr. Ross will direct all business and operational activities for the DBU, including sales, marketing, human resources, and customer service. As Chief Executive of Allegiance, Mr. Ross helped build the company into one of the largest providers of medical evaluation services in New York State. Dan’s background and successful leadership of Allegiance make him ideally suited for guiding the growth and expansion of our DBU, which will be primarily focused on internal growth coupled with operating leverage as opposed to growth through acquisitions.”

About Hooper Holmes, Inc.:

Hooper Holmes, Inc. provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through over 275 locations nationwide and in the United Kingdom.

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